Exhibit 99.1
NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc. Patty Eisenhaur (973) 355-8141 Charlie Mayr (973) 355-8483
Watson Fourth Quarter 2010 Net Revenue Increases 21% to $953 Million
• Fourth Quarter 2010 Non-GAAP EPS $0.93
• Full Year 2010 Net Revenues of $3.6 Billion
• Full Year 2010 Non-GAAP EPS $3.42
MORRISTOWN, NJ — February 15, 2011 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net revenue increased 21 percent to $952.7 million for the fourth quarter ended December 31, 2010, compared to $785.7 million in the fourth quarter 2009. On a non-GAAP basis, net income for the fourth quarter 2010 was $116.5 million or $0.93 per share, an increase of 23 percent, compared to $94.4 million or $0.85 per share in the fourth quarter 2009. GAAP earnings per share for the fourth quarter 2010 were $0.15, compared to $0.51 in the prior year period.
For the fourth quarter 2010, adjusted EBITDA increased 17 percent to $220.8 million, compared to $188.8 million for the fourth quarter 2009. Cash and marketable securities were $293.9 million as of December 31, 2010. Refer to the attached reconciliation tables for adjustments to GAAP earnings.
Full Year 2010 Results
For the full year 2010, net revenue increased 28 percent to $3.6 billion, compared to net revenue of $2.8 billion for full year 2009. On a non-GAAP basis, net income increased 22 percent to $425.4 million, or $3.42 per share for the full year 2010, compared to 2009 net income of $348.8 million, or $3.04 per share. GAAP earnings per share were $1.48 for the full year 2010, compared to $1.96 in 2009.

For the full year 2010, adjusted EBITDA was $838.2 million, an increase of 22 percent from the full year 2009. Cash flow from operations was $571.0 million.
“2010 was an extremely successful year for Watson. From a financial perspective, revenues grew by 28 percent and non-GAAP earnings per share increased by 13 percent. Additionally, strong cash flow from operations of over $570 million enabled us to reduce our debt to adjusted EBITDA ratio to approximately 1.2x, which provides us the flexibility to capitalize on future opportunities to grow the Company,” said Paul Bisaro, President and CEO. “We also reported continued progress in our Global Brands and Generics businesses. During the year we launched 7 new generic products in the U.S., disclosed the initiation of 17 new patent challenges, and announced an agreement that will enable us to launch generic Concerta® in May 2011. Investing for the future, we filed 34 Abbreviated New Drug Applications in the U.S. and over 145 applications globally.”
“In our Global Brands business, we launched three new products in the U.S., completed the phase III study with Columbia Labs on Prochieve® 8% for the prevention of pre-term birth in women with a short cervix, and announced an alliance with Gedeon Richter to develop Esmya® for the treatment of uterine fibroids. We also licensed our first biologic, recombinant follicle stimulating hormone (rFSH),” Bisaro continued.
“During 2010 we continued to successfully integrate our assets in key international markets and invested in the new and exciting high growth markets of Brazil and Mexico through our joint venture with Moksha8. We also realized significant enhancements to our global supply chain through our Operational Excellence Initiative,” concluded Bisaro.

Fourth Quarter and Full year 2010 Business Segment Results
Global Generics Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in millions)	2010	2009	2010	2009

Product sales	$607.9	$460.5	$2,268.9	$1,641.8
Other revenue	38.1	6.8	69.5	26.4

Net revenue	646.0	467.3	2,338.4	1,668.2
Operating expenses:
Cost of sales	315.3	270.4	1,198.9	947.1
Research and development	53.7	43.4	194.6	140.4
Selling and marketing	31.0	18.0	111.9	53.8

Segment contribution	$246.0	$135.5	$833.0	$526.9

Segment margin	38.1%	29.0%	35.6%	31.6%

Adjusted gross profit (1)	$314.2	$218.3	$1,154.2	$764.6
Adjusted gross margin	50.6%	46.7%	49.9%	45.8%

(1)	Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Acquisition and licensing adjustments (other revenue)	$(25.0)	$—	$(27.5)	$—
Global Supply Chain Initiative	8.5	7.2	30.3	29.3
Purchase accounting adjustments	—	14.2	11.9	14.2
Global Generics net revenue for the fourth quarter 2010 increased 38 percent to $646.0 million. Product sales increased due to the addition of our international business and new products, including metoprolol succinate extended-release, Zarah® and diltiazem extended-release. Other revenue increased primarily as a result of the contribution from our international markets. Fourth quarter international net revenue was $148.6 million, and includes a $25 million payment from a development partner. Our non-GAAP financial results exclude this payment.
Adjusted Global Generics gross margin increased 3.9 percentage points to 50.6 percent in the fourth quarter 2010, compared to 46.7 percent in the fourth quarter 2009. Adjusted Global Generics gross margin was positively influenced by increased sales of extended-release products, partially offset by lower gross margins in our international business.
Global Generics R&D investment for the fourth quarter 2010 increased 24 percent to $53.7 million, primarily due to the inclusion of international R&D investments beginning in December 2009.

For the full year 2010, Global Generics net revenue increased 40 percent to $2.34 billion, including product sales of $2.27 billion and other revenue of $69.5 million. Product sales were driven by increased sales of extended-release products, the launch of new products and the addition of product sales from our international markets. Global Generics other revenue for 2010 increased $43.1 million compared to 2009, due primarily to higher other revenue from our international business. International net revenues for the full year 2010 were $472.0 million.
Adjusted Global Generics gross margin increased from 45.8 percent in 2009 to 49.9 percent in 2010, due to the launch of new products, an increase in extended-release products and enhanced operational efficiencies resulting from the Company’s Operational Excellence Initiative.
Global Brands Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in millions)	2010	2009	2010	2009

Product sales	$84.6	$101.8	$316.3	$393.7
Other revenue	18.7	19.2	81.5	67.3

Net revenue	103.3	121.0	397.8	461.0
Operating expenses:
Cost of sales	20.3	22.4	88.4	89.3
Research and development	45.3	17.1	101.5	56.9
Selling and marketing	35.6	36.0	137.8	144.5

Segment contribution	$2.1	$45.5	$70.1	$170.3

Segment margin	2.0%	37.6%	17.6%	36.9%

Adjusted gross profit (1)	$83.0	$98.6	$309.4	$371.7
Adjusted gross margin	80.3%	81.5%	77.8%	80.6%

(1)	Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles.
Global Brands net revenue was $103.3 million in the fourth quarter. Global Brands net revenue for the fourth quarter 2010 was lower than the previous year due primarily to the loss of Ferrlecit®, partially offset by an increase in sales of Rapaflo®, Gelnique®, Androderm® and the addition of Crinone®.

Adjusted gross margin for the Global Brands segment decreased from 81.5 percent to 80.3 percent in the fourth quarter 2010 primarily as a result of the loss of Ferrlecit®.
Global Brands R&D investment increased $28.2 million in the fourth quarter 2010, due primarily to milestone payments for pipeline products, including Esmya®, the initiation of the Phase III program for our contraceptive patch and the addition of Eden Biodesign. Global Brands selling and marketing expenses were consistent with the fourth quarter of 2009 at $35.6 million.
For the full year 2010, Global Brands segment net revenue decreased $63.2 million to $397.8 million, and included product sales of $316.3 million and other revenue of $81.5 million. Product sales decreased compared to 2009, due primarily to the loss of Ferrlecit®, which was partially offset by increased sales of Rapaflo®, Gelnique®, Androderm® and the addition of Crinone®.
Global Brands segment adjusted gross margin for the full year 2010 was 77.8 percent, compared to 80.6 percent in 2009, reflecting the loss of Ferrlecit®.
Distribution Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in millions)	2010	2009	2010	2009

Net revenue	$203.4	$197.4	$830.7	$663.8
Operating expenses:
Cost of sales	175.6	168.5	711.2	560.4
Selling and marketing	17.0	17.2	70.3	64.8

Segment contribution	$10.8	$11.7	$49.2	$38.6

Segment margin	5.3%	5.9%	5.9%	5.8%

Adjusted gross profit (1)	$27.8	$28.9	$119.5	$103.4
Adjusted gross margin	13.7%	14.6%	14.4%	15.6%

(1)	Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.
Distribution segment net revenue for the fourth quarter 2010 increased three percent, or $6.0 million to $203.4 million. The increase was primarily due to sales of generic versions of Adderall XR®, Aricept® and Effexor XR®. Distribution revenue consists of sales of third-party products and excludes sales of Watson’s brand and generic products.

Distribution segment adjusted gross margin was 13.7 percent in the fourth quarter 2010, a decrease of approximately one percentage point from the prior year, due primarily to higher inventory reserves.
For the full year 2010, Distribution segment net revenues increased 25 percent or $166.9 million to $830.7 million, compared to $663.8 million in 2009. This increase was driven by sales of new generic and brand products.
Other Operating Expenses
Consolidated general and administrative expenses were $122.3 million in the fourth quarter 2010, an increase of $56.3 million from the fourth quarter 2009, due primarily to a $40 million legal reserve associated with drug pricing litigation and the addition of our international business acquired in 2009. Amortization expense for the fourth quarter 2010 was $52.0 million, compared to $26.5 million in fourth quarter 2009, reflecting amortization related to the Arrow Group acquisition.
For the full year 2010, consolidated general and administrative expenses were $436.1 million, an increase of $179.0 million from the full year 2009, as a result of a $129.9 million legal reserve associated with drug pricing litigation and the addition of our international business which was acquired in December of 2009. Amortization expense for the full year 2010 was $180.0 million, compared to $92.6 million in full year 2009, reflecting the Arrow Group acquisition.
2011 Financial Outlook
Watson’s estimates are based on actual results for 2010 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
•	Watson estimates total net revenue for the full year ended December 31, 2011 at approximately $4.2 billion.
•	Total Global Generic segment revenue between $2.8 and $3.0 billion

•	Total Global Brand segment revenue of approximately $470 and $490 million

•	Total Distribution segment revenue between $820 and $840 million

•	Selling, General and Administrative expenses between $650 and $675 million

•	Research and Development expenses between $290 and $310 million

•	Adjusted EBITDA between $925 million and $1.0 billion

•	Non-GAAP earnings per share between $3.85 and $4.15.
Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss fourth quarter and full year 2010 results, the outlook for 2011 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 40449367. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Standard Time, March 1, 2011. To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; timely and successful consummation of strategic transactions; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions including the acquisition of the Arrow Group; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the acquisition of the Arrow Group and acquisition of the Crinone® product rights; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; fluctuations in foreign currency exchange rates; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the period ended December 31, 2009 and Watson’s quarterly report on Form 10-Q for the period ended September 30, 2010. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three and twelve months ended December 31, 2010 and 2009:
Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net revenues	$952.7	$785.7	$3,566.9	$2,793.0

Operating expenses:
Cost of sales (excludes amortization, presented below)	511.2	461.3	1,998.5	1,596.8
Research and development	99.0	60.5	296.1	197.3
Selling, general and administrative	205.9	137.2	756.1	520.2
Amortization	52.0	26.5	180.0	92.6
Loss on asset sales and impairment	29.6	—	30.8	2.2

Total operating expenses	897.7	685.5	3,261.5	2,409.1

Operating income	55.0	100.2	305.4	383.9

Non-operating income (expense), net:
Interest income	0.6	0.7	1.6	5.0
Interest expense	(22.4)	(15.9)	(84.1)	(34.2)
Other income	(1.1)	4.7	27.7	7.9

Total non-operating expense, net	(22.9)	(10.5)	(54.8)	(21.3)

Income before income taxes and noncontrolling interest	32.1	89.7	250.6	362.6
Provision for income taxes	14.9	32.8	67.3	140.6

Income before noncontrolling interest	17.2	56.9	183.3	222.0
Loss attributable to noncontrolling interest	1.1	—	1.1	—

Net income attributable to common shareholders	$18.3	$56.9	$184.4	$222.0

Diluted earnings per share	$0.15	$0.51	$1.48	$1.96

Diluted weighted average shares outstanding	125.1	111.3	124.2	116.4

The following table presents Watson’s Condensed Consolidated Balance Sheets for the twelve months ended December 31, 2010 and 2009.
Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	December 31,	December 31,
	2010	2009
		(Revised)
Assets
Cash and cash equivalents	$282.8	$201.4
Marketable securities	11.1	13.6
Accounts receivable, net	560.9	517.4
Inventories	631.0	692.3
Other current assets	313.6	344.8
Property and equipment, net	642.3	694.2
Investments and other assets	225.5	225.3
Product rights and other intangibles, net	1,632.0	1,713.5
Goodwill	1,528.1	1,501.0

Total assets	$5,827.3	$5,903.5

Liabilities & Equity
Current liabilities	$820.7	$740.3
Current debt and current portion of long-term debt	—	307.6
Long-term debt	1,016.1	1,150.2
Deferred income taxes and other liabilities	707.9	682.3
Total equity	3,282.6	3,023.1

Total liabilities and equity	$5,827.3	$5,903.5

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2010 and 2009.
Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Twelve Months Ended
	December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$184.4	$222.0

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	281.9	189.0
Deferred income tax benefit	(118.3)	(19.0)
Provision for inventory reserve	50.0	51.0
Restricted stock and stock option compensation	23.5	19.1
(Gain) loss on sale of securities	(27.3)	1.1
Accretion of preferred stock and contingent payment obligations	38.4	2.2
Loss on asset sales and impairments	29.8	2.6
Other adjustments	19.7	(4.2)
Changes in assets and liabilities:
Accounts receivable, net	(57.1)	(108.2)
Inventories	10.5	(82.2)
Accounts payable and accrued expenses	96.5	72.0
Income taxes payable	(20.8)	16.9
Other assets and liabilities	59.8	14.5

Total adjustments	386.6	154.8

Net cash provided by operating activities	571.0	376.8

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(67.5)	(71.9)
Additions to marketable securities and long-term investments	(49.2)	(8.0)
Proceeds from sale of marketable securities and investments	104.9	9.0
Acquisitions of businesses, net of cash acquired	(67.5)	(968.2)
Other investing activities, net	5.2	3.0

Net cash used in investing activities	(74.1)	(1,036.1)

Cash Flows from Financing Activities:
Payments on debt	(459.7)	(786.6)
Proceeds from issuance of long term debt	—	1,109.9
Proceeds from stock plans	54.7	33.4
Repurchase of common stock	(6.3)	(3.6)

Net cash (used in) provided by financing activities	(411.3)	353.1

Effect of currency exchange rate changes on cash and cash equivalents	(4.2)	—

Net increase (decrease) in cash and cash equivalents	81.4	(306.2)
Cash and cash equivalents at beginning of period	201.4	507.6

Cash and cash equivalents at end of period	$282.8	$201.4

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three and twelve months ended December 31, 2010 and 2009:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP to non-GAAP net income calculation

Reported GAAP net income	$18.3	$56.9	$184.4	$222.0
Adjusted for:
Global supply chain initiative(1)	11.8	7.8	41.5	32.5
Acquisition and licensing charges	13.0	21.6	58.4	36.4
(Gain) loss on securities and impairment	(0.8)	—	(25.6)	1.1
Loss on asset sales and impairment	31.4	—	32.6	2.2
Loss on early extinguishment of debt	0.5	—	0.5	2.0
Legal settlements	40.0	2.4	132.9	24.7
Amortization	52.0	26.5	180.0	92.6
Income taxes	(49.7)	(20.8)	(179.3)	(64.7)

Non-GAAP net income	116.5	94.4	425.4	348.8
Add: Interest expense on CODES, net of tax	—	—	—	5.5

Non-GAAP net income, adjusted for interest on CODES	$116.5	$94.4	$425.4	$354.3

Diluted earnings per share

Diluted earnings per share — GAAP	$0.15	$0.51	$1.48	$1.96

Diluted earnings per share — Non-GAAP	$0.93	$0.85	$3.42	$3.04

Basic weighted average common shares outstanding	123.1	109.7	122.4	105.0
Effect of dilutive securities:
Conversion of CODES	—	—	—	10.1
Dilutive share-based compensation arrangements	2.0	1.6	1.8	1.3

Diluted weighted average common shares outstanding	125.1	111.3	124.2	116.4

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and twelve months ended December 31, 2010 and 2009 to adjusted EBITDA:
Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP net income	$18.3	$56.9	$184.4	$222.0
Plus:
Interest expense	22.4	15.9	84.1	34.2
Interest income	(0.6)	(0.7)	(1.6)	(5.0)
Provision for income taxes	14.9	32.8	67.3	140.6
Depreciation (includes accelerated depreciation)	25.5	24.9	101.9	96.4
Amortization	52.0	26.5	180.0	92.6

EBITDA	132.5	156.3	616.1	580.8

Adjusted for:
Global supply chain initiative	6.5	6.0	29.7	25.2
Acquisition and licensing charges	4.6	19.5	28.5	34.2
Loss on asset sales and impairment	31.4	—	32.6	2.2
(Gain) loss on securities and impairment	(0.8)	—	(25.6)	1.1
Loss on early extinguishment of debt	0.5	—	0.5	2.0
Legal settlements	40.0	2.4	132.9	24.7
Share-based compensation	6.1	4.6	23.5	19.1

Adjusted EBITDA	$220.8	$188.8	$838.2	$689.3

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to non-GAAP net income and non-GAAP earnings per diluted share:
Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Non-GAAP Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High

GAAP to non-GAAP net income calculation

GAAP net income	$223	$260
Adjusted for:
Amortization	270	270
Acquisition and licensing charges	77	77
Global supply chain initiative	17	17
Legal settlements	—	—
Loss on asset sales/impairment	—	—
Loss on security sales	—	—
Income taxes	(103)	(103)

Non-GAAP net income	$484	$521

Diluted earnings per share

Diluted earnings per share — GAAP	$1.78	$2.07

Diluted earnings per share — Non-GAAP	$3.85	$4.15

Diluted weighted average common shares outstanding	125.6	125.6

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2011 to adjusted EBITDA:
Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months
	Ending December 31, 2011
	Low	High

GAAP net income	$223	$260
Plus:
Interest expense	102	102
Interest income	(2)	(2)
Provision for income taxes	171	203
Depreciation (includes accelerated depreciation)	103	103
Amortization	270	270

EBITDA	867	936

Adjusted for:
Loss on asset sales/impairment	—	—
Share-based compensation	23	26
Global supply chain initiative	11	14
Acquisition and licensing charges	24	24
Legal settlements	—	—
Loss on security sales and impairment	—	—

Adjusted EBITDA	$925	$1,000

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2011. Watson expects certain known GAAP charges for 2011, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.